Ceres Announces Fiscal First Quarter 2014 Financial Results

•	Plantings for the 2013-2014 season successfully completed
•	Company providing increased agronomy support to ethanol mills
•	Expenditures in line with management’s expectations

THOUSAND OAKS, Calif. – January 9, 2014 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the three months ended November 30, 2013 and provided an update on its business in Brazil.

The company reported that mill plantings for the 2013-2014 sorghum growing season in Brazil have been successfully completed on time and according to Ceres crop management protocols. Growing conditions have been generally favorable to date across most regions.

“The adjustments we have made to our go-to-market approach and product development processes have had a positive impact on the start of the season,” said Richard Hamilton, President and Chief Executive Officer of Ceres. He noted that Ceres agronomists will continue to work closely with ethanol mills to help their agricultural teams gain confidence in producing the crop and adhering to the company’s crop management protocols. “Our primary goal is to duplicate the individual successes we demonstrated last season across a broader range of customers and geographies,” said Hamilton.

Chief Financial Officer Paul Kuc reported that expenses for the company’s first fiscal quarter reflect operational changes and cost saving measures initiated during the quarter. “We expect expenditures to begin to decline in the near term as we prioritize our commercialization and product development activities in Brazil and remain vigilant over the use of our working capital,” said Kuc.

RECENT BUSINESS Highlights

•	Plantings of the company’s sorghum hybrids for the 2013-2014 sorghum growing season in Brazil have been successfully completed with 49 customers, including mills and mill suppliers, across 55 different locations. As previously reported, these plantings consist primarily of smaller, multi-hybrid evaluations designed to determine yield potential and identify the best performing hybrids for specific regions.

•	As part of its product development process, Ceres has also established a number of breeding and product development field evaluations across various geographies. These trials consist of hundreds of hybrids, including a subset of hybrids in advanced evaluations in Brazil and other countries in South America that have demonstrated higher yields and other performance benefits over current products.

•	Total plantings of the company’s commercial and pre-commercial sorghum hybrids cover approximately 1,000 hectares this season. Harvests are expected to commence in late February to early March and continue through May.

•	In December, the company successfully completed all elements of a multi-year project funded by a competitive grant from the U.S. Department of Energy’s Advanced Research Project Agency for Energy (ARPA-E). The Ceres project consisted of multi-state field evaluations of the company’s high yield, low input biotech traits in three energy crops. Based on the positive results of the project, Ceres has advanced a number of these traits in its product development pipeline.

•	During the quarter ended November 30, 2013, Ceres was awarded a U.S. patent related to a sorghum-derived gene promoter useful for regulating the expression of genes developed through biotechnology in various crops.

FIRST QUARTER FINANCIAL RESULTS

Total revenues for the quarter ended November 30, 2013 were $0.8 million compared to $2.0 million for the same period last year primarily due to lower collaborative research revenue and government grants. Product sales remained relatively unchanged compared to the first quarter of 2012.

Cost of product sales was $1.3 million for the quarter ended November 30, 2013 compared to $0.7 million for the same period last year. The increase was primarily due to costs related to the company’s previously reported workforce reductions and expenses for obsolete seed inventory related to the company’s sweet sorghum products.

Research and development expenses were $4.4 million for the three months ended November 30, 2013 compared to $4.3 million for the same period last year. In the U.S., research and development expenses decreased by $0.6 million primarily due to reduced external research and development expenses. In Brazil, research and development expenses increased by $0.7 million primarily as a result of increased personnel and related expenses.

Selling, general and administrative expenses decreased by $0.6 million to $3.3 million for the three months ended November 30, 2013 compared to the same period last year. In the U.S., expenses decreased by $0.7 million primarily due to reduced personnel and related expenses and lower professional fees. In Brazil, expenses increased by $0.1 million primarily as a result of increased personnel and related expenses.

For the quarter ended November 30, 2013, Ceres reported a net loss of $8.2 million, or $0.33 per share, compared to a net loss of $6.9 million, or $0.28 per share, for the quarter ended November 30, 2012.

At November 30, 2013, cash and cash equivalents and marketable securities totaled $24.4 million.

Conference Call AND Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss its fiscal first quarter results and to provide an update on its business. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:
(877) 838-4153

International callers:
+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

2014 ANNUAL MEETING OF STOCKHOLDERS

Ceres will hold its 2014 annual meeting of stockholders on March 7, 2014 at 11:00 a.m. PST at the W Hotel at 6250 Hollywood Blvd. in Los Angeles, California. Notice of the annual meeting, proxy materials and the company's annual report for the fiscal year ended August 31, 2013 will be mailed to stockholders of record as of January 21, 2014. Each attendee must be a Ceres stockholder as of the close of business on January 21, 2014 or hold a valid proxy for the annual meeting.

UPCOMING EVENTS

Ceres is scheduled to present at World Bio Market 2014 on March 5, 2014 in The Netherlands.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from our plan to align expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2013	2012

Revenues:
Product sales	$20	$14
Collaborative research and government grants	743	1,952
Total revenues	763	1,966
Cost and operating expenses:
Cost of product sales	1,309	700
Research and development	4,414	4,343
Selling, general and administrative	3,260	3,844
Total cost and operating expenses	8,983	8,887
Loss from operations	(8,220)	(6,921)
Interest expense	-	(1)
Interest income	16	29
Loss before income taxes	(8,204)	(6,893)
Income tax expense	(1)	(1)
Net loss	$(8,205)	$(6,894)
Basic and diluted net loss per share	$(0.33)	$(0.28)
Weighted average outstanding common shares used for net loss per share: Basic and diluted	25,106,690	24,693,303

CERES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

(Unaudited)

	November 30,	August 31,
	2013	2013

Assets
Current assets:
Cash and cash equivalents	$7,314	$8,881
Marketable securities	17,127	21,630
Prepaid expenses	779	791
Accounts receivable	901	957
Inventories	-	20
Other current assets	147	157
Total current assets	26,268	32,436
Property and equipment, net	4,632	4,633
Other assets	44	109
Total long-term assets	4,676	4,742
Total assets	$30,944	$37,178

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,745	$3,825
Other current liabilities	80	18
Current portion of long-term debt	135	154
Total current liabilities	4,960	3,997
Other non-current liabilites	88	93
Long-term debt, net of current portion	60	82
Total liabilities	5,108	4,172
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 490,000,000 shares authorized; 25,224,269 shares issued and outstanding at November 30, 2013; 24,897,199 shares issued and outstanding at August 31, 2013.	309,212	308,286
Accumulated other comprehensive loss	(587)	(696)
Accumulated deficit	(282,789)	(274,584)
Total stockholders’ equity	25,836	33,006
Total liabilities and stockholders’ equity	$30,944	$37,178

CONTACT:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net